FOR IMMEDIATE RELEASE
July 28, 2003

For further information contact:
John S. Fiore
President and Chief Executive Officer
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                          Announces Plan of Conversion

Cranford, New Jersey, July 28, 2003 - Synergy Financial Group, Inc. (the "Company") (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank (the "Bank") and Synergy Financial Services, Inc., announced today that the Company has adopted a Plan of Conversion and Reorganization (the "Plan"). Pursuant to the Plan, the Company, Synergy, MHC (the "MHC") and the Bank will convert from the mutual holding company form of organization to a full stock company.

The Bank previously converted from a federal mutual savings bank to the mutual holding company form of organization in 2001, with all of the stock of the Bank owned by the Company and all of the stock of the Company owned by the MHC. In September 2002, the Company undertook a minority stock offering and sold 43.5% of the outstanding stock of the Company to the public. The remaining shares are held by the MHC. Pursuant to the Plan, the Bank will establish a New Jersey stock holding company ("New Company"), and the shares of the Company stock that are currently owned by public stockholders will be converted, pursuant to an exchange ratio, into shares of the New Company. Pursuant to the Plan, the MHC will be eliminated and the Bank will become a wholly-owned subsidiary of the New Company, which will be owned entirely by public stockholders.

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John S. Fiore,  President and Chief Executive Officer of the Company,  announced
"through our prior acquisition of First Bank of Central Jersey, the expansion of our branch network and the growth of our loan portfolio, we have successfully put to work the capital raised in our initial public offering. The additional capital that we raise in the new stock offering will help support future growth. Our existing stockholders and eligible depositors will receive the first opportunity to purchase stock in the new offering, which we expect to undertake during the fourth quarter of 2003."

Synergy Financial Group, Inc. is the holding company for Synergy Bank and Synergy Financial Services, Inc. The Company is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking and financial services through a network of 18 offices located in Middlesex, Monmouth, Morris and Union counties New Jersey. As of June 30, 2003, the Company had total consolidated assets of $562 million.

The foregoing information contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer will be made only by the prospectus.

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